UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

VERAXA BIOTECH AG

(Exact name of registrant as specified in its charter)

Switzerland	Not Applicable
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

Talacker 35

8001 Zurich, Switzerland

(Address of Principal Executive Offices, including zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be registered	Name of each exchange on which each class is to be registered
Ordinary Shares, par value CHF 100/11325 per share	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one Ordinary Share at an exercise price of $11.50 per share.	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates (if applicable):

Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

None.

EXPLANATORY NOTE

On June 8, 2026, pursuant to the terms of the Business Combination Agreement, dated as of April 22, 2025 (as amended on October 18, 2025 and February 2, 2026, the “Business Combination Agreement”), by and among Voyager Acquisition Corp., a Cayman Islands exempted company (“SPAC”), Veraxa Biotech AG, a company limited by shares organized under the laws of Switzerland (the “Company”), Veraxa Biotech Holding AG, a company limited by shares organized under the laws of Switzerland (“PubCo”), Veraxa Cayman Merger Sub, an exempted company limited by shares incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of PubCo (“Merger Sub”), and Oliver Baumann, solely in his capacity as shareholder representative, the transactions contemplated by the Business Combination Agreement (collectively, the “Business Combination”) were consummated.

In connection with the closing of the Business Combination, (i) SPAC merged with and into Merger Sub, with Merger Sub continuing as the surviving company and a wholly owned subsidiary of PubCo (the “Initial Merger”); (ii) the Company merged with and into PubCo, with PubCo continuing as the surviving company (the “Acquisition Merger”); (iii) each outstanding unit of SPAC was automatically separated into one SPAC Class A ordinary share and one-half of one SPAC public warrant; (iv) each issued and outstanding SPAC Class A ordinary share and SPAC Class B ordinary share was cancelled and exchanged for one ordinary share of PubCo, par value CHF 100/11,325 per share (the “Ordinary Shares”); (v) each issued and outstanding SPAC warrant was converted into a warrant to purchase one Ordinary Share (the “Warrants”); and (vi) each issued and outstanding ordinary share of the Company was cancelled and exchanged for Ordinary Shares in accordance with the exchange ratio set forth in the Business Combination Agreement.

Following the consummation of the Business Combination, PubCo changed its name to “Veraxa Biotech AG.”

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities To Be Registered

The description of the registrant’s ordinary shares and warrants is set forth under the caption “Description of PubCo Securities” beginning on page 385 of the registrant’s Registration Statement on Form F-4 (File No. 333-289108), which was declared effective by the Securities and Exchange Commission on February 17, 2026, and is incorporated herein by reference.

Item 2. Exhibits

Pursuant to the Instructions as to Exhibits with respect to Form 8-A, no exhibits are required to be filed because no other securities of the Registrant are registered on The Nasdaq Stock Market LLC, and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

VERAXA BIOTECH AG

Dated: June 8, 2026	By:	/s/ Christoph Antz
Christoph Antz
Chief Executive Officer

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